Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Evans Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-160262, No. 333-181018, No. 333-188164, and No. 333-231605) on Form S-8 and (No. 333-249269 and No. 333-230819) on Form S-3 of Evans Bancorp, Inc. of our report dated March 12, 2020, with respect to the consolidated balance sheet of Evans Bancorp, Inc. as of December 31, 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period end December 31, 2019, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Evans Bancorp, Inc.

/s/ KPMG

Rochester, New York

March 19, 2021